*CONFIDENTIAL PORTIONS OF THIS AGREEMENT HAVE BEEN OMITTED AND FILED SEPARATELY WITH THE COMMISSION PURSUANT TO A REQUEST FOR CONFIDENTIAL TREATMENT.

DISTRIBUTORSHIP AGREEMENT

This DISTRIBUTORSHIP AGREEMENT (the “Agreement”) is made and entered into this May 6, 2005 by and between TechSphere Co., Ltd. a corporation duly organized and existing under the laws of the Republic of Korea, and having its principal office at Wonil Bd. 4F, 980-54, Bangbae-dong Seocho-gu Seoul Korea (hereinafter referred to as "Manufacturer") and Identica Corp. a corporation duly organized and existing under the laws of Canada, and having its principal office at 130 Bridgeland Avenue Suite 100, Toronto, Ontario, Canada M6A 1Z4, (hereinafter referred to as "Distributor").

WITNESSETH

WHEREAS, Manufacturer wishes to appoint Distributor an exclusive distributor to distribute the Products (as hereinafter defined) in the Territory; and

WHEREAS, Distributor wishes to accept such appointment as an exclusive distributor; and

WHEREAS, both parties agree to make the Distributorship Agreement previously executed between both parties in January 3, 2005 null and void and replace it with this exclusive Distributorship Agreement in its entirety;

NOW THEREFORE, in consideration of the mutual covenants contained herein, the parties hereto agree as follows:

Article 1. Definitions

In this Agreement except where the context otherwise requires, the following terms and expressions shall have the meanings respectively defined as follows:

1.1	“Hand Vascular Pattern Recognition System” means the biometrics system, which utilizes hand vascular pattern to verify or identify persons.

1.2	“Network Control Unit (VP-II NCU)” means a product that enables integration of two or more VP-II Ms into a network environment.

1.3	“Products” are: Manufacturer’s biometric products, software, hardware, custom and development services, which utilize vascular pattern verification technology.

1.4	“Territory” means Canada, the United States of America, the Republic of Mexico, and the Caribbean Islands including every State, Province and Territory within these jurisdictions.

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1.5
“VP-II” stands for “Hand Vascular Pattern Recognition System - The Second Generation”, which means the technology and any future generation of technology that utilizes Vascular Pattern Recognition or any materially similar technology.

Article 2. Appointment and Acceptance

2.1
During the term and subject to the terms and conditions set forth hereinafter, Manufacturer hereby appoints Distributor as an exclusive distributor to distribute the Products in the Territory, and Distributor accepts such appointment. During the term of this Agreement, Manufacturer shall not, either directly or indirectly, sell the Products in the Territory without the prior written consent of Distributor.

2.2
Distributor shall not purchase, import, export, sell, distribute, advertise or otherwise deal with the products which utilize vascular technology that are in competition with or materially similar to the VP-II technology and Products in the Territory. The Distributor is not precluded from selling other products utilizing other biometric methods than vascular pattern.

2.3
Distributor shall not allow any individual and/or entity to sell or lease the Products outside the Territory, unless Distributor has a prior written consent of Manufacturer thereto or a separate agreement between Manufacturer and Distributor that allows such selling or leasing Products outside the Territory.

Article 3. Orders and Shipments

3.1
In placing orders with Manufacturer, Distributor shall clearly describe the Products and quantity required, and shall include precise instructions for packaging, invoicing and shipping. The orders shall not be binding unless and until they are accepted by Manufacturer in its discretion. Within ten (10) days of receipt of each order issued by Distributor, Manufacturer shall accept or reject such order in writing. Manufacturer agrees to supply Distributor with the Products to fulfill the orders for the minimum supply requirement as set forth in Article 5.2 hereof, if Distributor orders Products in excess of minimum purchase requirement as set forth in Article 5.1 hereof. Manufacturer agrees to make its best efforts to accept all orders as submitted by Distributor in excess of such orders for the minimum supply requirement.

3.2
Manufacturer shall be responsible for packaging the Products in such manner to ensure, except for perils of the sea, a safe and undamaged delivery to Distributor. Manufacturer shall ship the Products ordered within eight (8) weeks after the acceptance of an order pursuant to Article 3.1. The Manufacturer shall obtain Distributor’s approval of shipping and insurance costs before shipping. Distributor shall pay for such shipping and insurance. Distributor shall also be responsible for payment of all customs and other duties and taxes together with any documentation and other costs incurred for obtaining any import licenses that may be required in the Territory.

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3.3	Distributor agrees to purchase the VP-II Ms or VP-II S’ in the minimum quantity of * units per order.

Article 4. Price and Payment

4.1
The prices of the Products shall be determined in accordance with the price list attached hereto as Exhibit A and made a part hereof. The prices of the Products do not include the shipping and insurance costs of the Products. The price list attached as Exhibit A may be changed from time to time by Manufacturer by giving Distributor a ninety (90) day prior notice. Unit prices of any outstanding orders from Distributor, at the time of Manufacturer’s notice of a price reduction being received, will adjust to the new Exhibit A pricing.

4.2
Within seven (7) days after receipt of Manufacturer's acceptance of an order, Distributor shall pay the purchase price for such order by wire-transfer of an immediately available fund or by having an irrevocable Letter of Credit issued by a bank specified by Manufacturer in favor of Manufacturer.

4.3	Any payment that shall be made under this Agreement shall be in United States Dollars.

Article 5. Minimum Purchase, Supply, and Distributorship Condition

5.1
Purchase Quotas and Deposit amount: Distributor will pay a refundable “Deposit” to Manufacturer covering each year’s purchase requirement (“the Quota(s)”) based upon the number of Vascular Hand Scanners required to be purchased by Distributor. The deposit payment shall be received by Manufacturer within two weeks from the execution of this Agreement. The Quota(s) and Deposits are shown below:

1.	• Year One - *
2.	• Year Two - *
3.	• Year Three - *

If the Quota has not been reached at the end of each Agreement year, the only deposit amount proportional to the volume of VP units purchased out of designated Quota shall be refunded to Distributor.

Any existing refundable Deposit in place by Distributor and American Biometrics and Security Inc. of Naples, Florida, USA at the time of signing will be credited by Manufacturer to Distributor’s first Agreement year Deposit requirement.

Within a week from the start of new Agreement year, Manufacturer and Distributor will reconcile the actual purchases made during the previous year. If the Purchase Quota has not been reached, then the new year’s Quota will be increased by the amount of the shortfall and the Deposit shall be increased proportionally.

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If the previous year’s Quota has been exceeded, then the new year’s Quota will be reduced by the number of Vascular Hand Scanners actually purchased in excess of previous year’s Quota and the new year’s Deposit reduced proportionally.

Within a week from the reconciliation, Distributor shall pay the new Agreement year’s deposit adjusted by previous year’s fulfillment amount. If previous year’s purchase amount exceeds the new year’s Quota, Manufacturer shall refund the corresponding funds to Distributor within a week from the reconciliation.

Should Distributor reach the cumulative total at the end of the third year, Quotas and Deposits (if required) for the second three year period shall be based upon the previous three years’ history and adjusted to allow for reasonable increases. The existing Agreement will continue except for the revision in Quotas and Deposits.

Should Distributor not purchase at least fifty (50) percent of the cumulative Quota by end of the second year, then Manufacturer at its sole option shall have the right to cancel the Agreement and keep all Deposits.

Should Distributor not reach the committed cumulative Quota by the end of the third year of the Agreement, then any remaining Deposit shall become Manufacturer’s and the renewal will require the re-negotiation of the Quotas and Deposits.

For the purpose of this Article only, VP-II Ms and or Ss shall be considered purchased when Distributor opens an irrevocable L/C of or wire-transfers the quoted amount for shipment.

5.2
Manufacturer agrees to provide VP-II Ms and / or Ss to Distributor during the term of this Agreement subject to the following Manufacturer’s minimum supply requirement if Distributor orders Products in excess of Quota(s) as set forth in Article 5.1 hereof:

(a) 1st year:     *

(b) 2nd year:     *

(c) 3rd year:     *

Article 6. Technical Assistance

6.1
Manufacturer shall provide Distributor with technical assistance with respect to the Products by means of providing Distributor informative and illustrative materials and sending advertising material suitable for promotion and advertising of the Products. Manufacturer agrees to keep such materials up to date with respect to new releases and product features of the said products and will work with the Distributor to assess the specific needs of the assigned territory.

TechSphere proprietary

6.2
Manufacturer shall give training to a reasonable number of technicians either in Korea or on-site in the Territory if such training is agreed to by both parties and if such training is necessary due to the introduction of any new Products (which excludes the future products that do not utilize the VP-II technology pursuant to Article 1.3) or necessary to achieve better installation and maintenance standards. Costs for round trips, meals, and lodging of the dispatched personnel of Distributor for training shall be borne by Distributor.

6.3
Manufacturer shall supply its own engineering information to Distributor to the extent that Distributor should be able to maintain and perform the after-sale service by and for itself, and further to develop its own application programs based on VP-II networking devices. The level and extent of such technology transfer shall be determined by Manufacturer at its sole discretion.

6.4	All the materials that Manufacturer provides to Distributor for technical assistance pursuant to Article 6.1 shall be in the English Language.

Article 7. Spare Parts

7.1
Distributor shall keep a sufficient inventory of the spare parts of the Products in order to provide an efficient and satisfactory after-sales services. Manufacturer shall advise Distributor of the required spare parts.

7.2
Manufacturer shall supply to Distributor the spare parts of the Products so long as Distributor continues to purchase the Products pursuant to the terms and conditions of this Agreement and for eight (8) years after the last shipment of the Products to Distributor.

7.3	Manufacturer agrees to supply North American standard power supplies and cables with all VP-II product shipments to the Territory.

Article 8. Product Warranty

8.1
Manufacturer shall warrant that Products will be free from defects in workmanship and materials, under normal use, for one year from the date of original purchase by end users from Distributor or its authorized resellers. If any Products or any part(s) thereof are not found to be in compliance with the relevant specifications, Distributor shall return to Manufacturer such Products or part(s) thereof and Manufacturer shall deliver to Distributor, free of commodity charge and delivery expenses, replacements for such Products or part(s) thereof. Manufacturer, however, shall have no liability or obligation in connection with such Products or part(s) thereof other than the obligation to replace such Products or part(s) thereof.

8.2
Manufacturer shall attach the final inspection marks to the Products and parts and warrant that the Products at the time of shipment shall be free from defects in material and workmanship. This warranty does not extend to any of the Products which are defective due to: (1) misuse, neglect, an accident or abuse caused by Distributor; (2) improper repair by Distributor, or alteration or modification by Distributor in any way; and (3) use in violation of instructions provided by Manufacturer.

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8.3	Distributor shall send to Manufacturer any claim in regard to any defect in connection with such Products in writing with full description and detailed explanations of the relevant defect.

Article 9. Distributor's Responsibility

9.1
Distributor shall maintain adequate stocks of the Products throughout the Territory to provide timely delivery to customers. Distributor shall maintain adequate stocks of replacement parts, facilities and qualified mechanics throughout the Territory and shall provide reasonable after-sale services to its customers.

9.2
Distributor shall undertake, on its own account, advertisement and sales promotions of the Products, and make its best efforts to achieve as large sales volume as possible of the Products in the Territory.

9.3
If any dealer or customer in the Territory who has purchased Products from Distributor submits any complaint to Manufacturer as to Products, and Manufacturer conveys such complaint to Distributor, then Distributor shall immediately investigate such complaint and take a proper action.

Article 10. Report

Distributor shall make quarterly reports to Manufacturer regarding the sales and market conditions in the Territory, regarding the sales of the Products, the inventory of the Products and parts thereof, general market conditions and other information the Manufacturer may reasonably request.

Article 11. Proprietary Rights

11.1
Distributor acknowledges that Manufacturer is the owner of any and all intellectual property in association with the Products, including, without limitation, trademarks, tradenames, designs, copyrights, know-how and patents used on or for, or otherwise embodied in the Products ("Proprietary Rights"). Nothing in this Agreement shall be deemed to transfer any right, title or interest in the Proprietary Rights to Distributor; provided, however, that upon obtaining prior written consent from Manufacturer, Distributor may represent itself as an authorized distributor of Manufacturer and use the trademarks and tradenames of Manufacturer for the distribution and marketing of the Products in the Territory. Upon termination of this Agreement for any cause, Distributor shall cease presenting itself as a distributor of the Products and cease using any of the Proprietary Rights

11.2
Distributor shall not alter, deface, remove, cover or mutilate in any manner the trademarks, serial or model numbers, brand names of the Products or Manufacturer's names attached or affixed to any of the Products, without the prior written consent of Manufacturer.

TechSphere proprietary

11.3
During the course of conducting the marketing and distribution activities in the Territory for the Products, Distributor shall clearly state, in any of its marketing materials, that TechSphere Co., Ltd. is the original manufacturer of the Products. Distributor shall obtain Manufacturer’s prior written approval (including electronic mail as a valid approval method) for any and all marketing materials designed and prepared by Distributor for the marketing and distribution of the Products including, without limitation, leaflets, brochures and catalogs.; provided, however, that a marketing material that has a minor modification of an already approved one and the modification does not damage the intent of this provision, such a modification may be released without written approval of Manufacturer.

11.4	Distributor shall report to Manufacturer immediately any infringement or improper or unauthorized use of Manufacturer’s Proprietary Rights in the Territory which come to Distributor’s attention.

11.5
Distributor agrees to hold in trust and confidence all information arising from or relating to the Proprietary Rights (“Proprietary Information”) which Distributor obtains directly or indirectly in connection with this Agreement, and agrees not to use the Proprietary Information other than to carry out the purposes of this Agreement. Both parties agree that the scope of Proprietary Information is the one as defined in the “Nondisclosure Agreement” executed between the parties as of [Oct. 4, 2002]. Distributor shall not disclose any such Proprietary Information without Manufacturer’s prior written consent, to anyone other than Distributor’s employees, contractors or agents who need to know such Proprietary Information in order to carry out Distributor’s rights and obligations under this Agreement and with whom Distributor shall execute a valid nondisclosure agreement.

11.6
If any third party brings an action against Distributor alleging that Distributor’s resale, distribution or other disposition of the Products in the Territory infringes any patent, trademark, trade names, designs, copyright or any other intellectual property right of such third party, Distributor shall notify Manufacturer thereof immediately. Manufacturer shall defend such action at its expense, provided that: (i) Manufacturer shall have sole control of the defense of any such action and all negotiations for its settlement or compromise; (ii) Distributor cooperates fully with Manufacturer in its defense of the action; and (iii) Manufacturer shall have no liability if the action results from the use of the Products for purposes or in an environment for which it was not designed or intended, or due to modification of the Products, including, but not limited to, combination with other equipment, by anyone other than Manufacturer.

Article 12. Status of Distributor

12.1
This Agreement shall not be deemed in any way to create the relationship of principal and agent between Manufacturer and Distributor; and under no circumstances shall Distributor be considered to be the agent of Manufacturer. Distributor shall not act or attempt to act, or present itself, explicitly or implicitly, as an agent of Manufacturer. Distributor shall not in any manner assume or make, or attempt to assume or make, any obligation, liability, representation, warranty or guarantee on behalf of, or in the name of Manufacturer.

TechSphere proprietary

12.2
Distributor shall at all times comply with all applicable laws, regulations, and orders of any government of the Territory or political subdivisions thereof relating to or in any way affecting this Agreement and Distributor's performance hereunder, including obtaining of any required licenses, permits or approvals to perform Distributor’s obligations under this Agreement.

12.3
Distributor shall not disclose to any third party, without the prior written consent of Manufacturer, or use for any purpose other than the performance of its obligations under this Agreement, any confidential information concerning the Products or business affairs of Manufacturer (including, but not limited to, prices, discounts, terms and conditions) which it receives directly or indirectly from Manufacturer, or which it acquires or develops in the course of its transactions with Manufacturer.

Article 13. Term

13.1
This Agreement shall become effective upon signing and shall continue to be in full force and effect for a period of three (3) years from the date hereof, unless earlier terminated pursuant to Article 14. After the expiration of such three (3) year term, this Agreement shall be automatically extended for successive three (3) year periods in perpetuity, unless terminated by breach or default by either party.

13.2
If the term of this Agreement is extended in accordance with Article 13.1, the quantity of the Products for the minimum purchase requirement for such renewed term shall be reviewed and the new quantity for the minimum purchase requirement shall be agreed upon in writing by the parties within one (1) month after commencement of such renewed term. Such minimum quantity shall not exceed an increase of 10 percent of the last year’s quota of the previous three year’s purchases unless agreed to by Distributor.

Article 14. Termination

14.1
In the event that one of the parties, in a material manner, defaults or breaches any of the provisions of this Agreement the other party shall have the right to terminate this Agreement by giving thirty (30) days written notice, provided, however, that if within thirty (30) days after receipt of said notice the defaulting or breaching party cures the said default or breach, then said notice shall not be effective.

14.2	Notwithstanding Article 14.1, this Agreement shall automatically terminate, without notice, by the occurrence of any one of the following situations:

TechSphere proprietary

(a)	One of the parties becomes bankrupt or insolvent, or is managed by a receiver, assignee or trustee, whether by voluntary act of the said party or otherwise;

(b)	One of the parties assigns or attempts to assign this Agreement or any rights hereunder without the written consent of the other party. This consent will not be unreasonably withheld;

(c)	One of the parties ceases to function as a going concern or to conduct its operations in the normal course of business.

14.3	This Agreement may be terminated thirty (30) days after a prior written notice of termination is given to Distributor, in any of the following situations:

(a)
Distributor fails to meet the minimum purchase requirement unless caused by material conflicts or breach by Manufacturer of provisions of this Agreement, despite the conflicts of any other provision in this Agreement;

(b)	Distributor is acquired by, or acquires, in whole or in part, a manufacturer of the products which in the reasonable judgment of Manufacturer competes to a material extent with the Products;

14.4
After this Agreement is terminated, all monies owed to Manufacturer by Distributor shall become immediately due and payable. The termination of this Agreement shall be deemed to release Distributor or its successors from any of Distributor’s obligations under this Agreement, except Distributor’s obligations to pay such monies due and payable to Manufacturers, if there is any.

Article 15. Force Majeure

Neither party shall be liable to the other party for nonperformance or delay in performance of any of its obligations under the Agreement due to war, revolution, riot, strike or other labor dispute, fire, flood, acts of government or any other causes reasonably beyond its control. Upon the occurrence of such force majeure condition the party which is unable to perform its obligations under this Agreement due to the occurrence of such force majeure condition shall immediately notify the other party thereof. Immediately after such condition is removed or cured, such notifying party shall perform its obligation promptly unless such force majeure condition made such performance permanently impossible.

Article 16. Governing Law

This Agreement shall be interpreted and governed by the laws of the Republic of Korea.

Article 17. Jurisdiction

With respect to any judicial proceeding which include, without limitation, any claim, litigation and hearing, arising out of this Agreement, the parties shall submit to the exclusive jurisdiction of the Seoul District Court.

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Article 18. Miscellaneous Provisions

18.1	Notices

Any notice required or permitted to be given hereunder shall be in writing, and may be given by personal service, registered airmail, or facsimile. The other party shall confirm the receipt of such notice in writing by personal service, registered airmail, or facsimile.

18.2	Entire Agreement and Amendments

This Agreement constitutes the entire understanding of Manufacturer and Distributor with respect to the subject matter hereof. No amendment, modification or alteration of any term of this Agreement shall be binding on either party unless the same shall be made in writing and executed by or on behalf of the parties hereto.

18.3	No Assignment and Succession.

This Agreement shall inure to the benefit of and be binding upon the parties hereto and their respective successors. No assignment of this Agreement shall be valid without the prior written consent of the other party hereto; this consent will not be unreasonably withheld.

18.4	Waiver

All waivers hereunder must be in writing, and the failure of any party at any time to require the other party's performance of any obligations under this Agreement shall not affect the right of such party to subsequently require the performance of the obligation of such other party. Any waiver of any breach of any provision of this Agreement shall not be construed as a waiver of any continuing or succeeding breach of such provision or a waiver or modification of the provision.

18.5	Severability

If any one or more of the provisions contained in this Agreement shall be declared invalid, illegal or unenforceable in any respect under any applicable law, in whole or in part, the validity legality and enforceability of the remaining provision or portion of such provision shall not in any way be affected, and be valid and enforceable. In such case the parties hereto oblige themselves to reach the intended purpose of the invalid provision by a new, valid and legal stipulation.

18.6	Headings.

The section headings herein are intended for the purpose of convenience only and shall not affect the construction or interpretation of any of the provisions of this Agreement.

18.7	Facsimile delivery

The parties may intend to sign and deliver this Agreement by facsimile transmission. Each party agrees that the delivery of the Agreement by facsimile shall have the same force and effect as delivery of original signatures and that each party may use such facsimile signatures as evidence of the execution and delivery of the Agreement by all parties to the same extent that an original signature could be used.

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18.8	Indemnification

(a)
The Manufacturer hereby agrees to indemnify, defend and hold harmless the Distributor, its directors, officers, employees and agents from and against all losses, liabilities, damages, deficiencies, costs or expenses (including reasonable fees and expenses of counsel and agents whether or not litigation has occurred and including the cost of enforcing this Section) (the “Losses”) incurred by the Distributor, its directors, officers, employees and agents based on, arising out of, or otherwise incurred in respect of any breach by Manufacturer of its obligations under this Agreement.

(b)
The Distributor hereby agrees to indemnify, defend and hold harmless the Manufacturer, its directors, officers, employees and agents from and against all Losses incurred by the Manufacturer, its directors, officers, employees and agents based upon, arising out of or otherwise incurred in respect of any breach by Distributor of its obligations under this Agreement.

18.9	Survival

Article Articles 7.2, 7.3, 8.1, 8.2, 11.1, 11.5, 12.3, 14.4, 16, 17 and 18.8 shall survive the expiration of the term of this Agreement or the termination of this Agreement.

IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be executed by their respective duly authorized officers.

Distributor	Manufacturer

By: /s/ Terry Wheeler	By: /s/ Alex H. Choi
Print Name: Terry Wheeler	Print Name: Alex H. Choi
Title: President	Title: President

By: /s/ David Clayden
Print Name: David Clayden
Title: Vice-President

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Exhibit A. Price List

Currency: USD, Incoterms: EXW

VP-II M (per unit; order qty *) VP-II S (per unit; order qty *)	* *
VP-II NCU users * * * VP-II NCU-T * users	* * * * * *
Hub	*
Repeater/Converter	*
VP-II NetControl * *	* *
VP-II SDK Running license fee	* *

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ADDENDUM TO DISTRIBUTORSHIP AGREEMENT

The undersigned parties agree that this addendum (“Addendum”) is incorporated in and made a part of the DISTRIBUTORSHIP AGREEMENT (“Agreement”) executed between Techsphere Co., Ltd. (hereinafter referred to as "Manufacturer") and Identica Corp. (hereinafter referred to as "Distributor"), on [May 6, 2005] and that it shall be terminated and/or renewed under the same terms and conditions of the Agreement.

WITNESSETH

WHEREAS, Manufacturer and Distributor have executed a DISTRIBUTORSHIP AGREEMENT (“Agreement”) on May 6, 2005;

WHEREAS, based on mutual agreement, the Parties desire to extend the first year term of the Agreement; and

NOW, THEREFORE, in consideration of the promises and mutual agreements set forth herein, the Parties agree to add the following clause in article 13:

Addendum

13.3 Based on mutual understanding, the 1st year term of the initial Agreement term shall be extended until December 31, 2006. The 2nd and 3rd year terms, however, shall be one-year period, respectively.

IN WITNESS WHEREOF, the Parties hereto have caused this Addendum to be executed by their respective duly authorized officers as follows:

Manufacturer	Distributor
By: /s/ Alex H. Choi	By: /s/ Edward Foster
Print Name: Alex H. Choi	Print Name: Edward Foster
Title:President/CEO	Title: CEO

By: /s/ Terry Wheeler
Print Name: Terry Wheeler
Title:President

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